--------                          UNITED STATES ECURITIES AND EXCHANGE COMMISSION                   --------------------------------
 FORM 4                                      WASHINGTON, D.C. 20549                                           OMB APPROVAL
--------                                                                                            --------------------------------
[X] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction (b).
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1.  Name and Address of           2.  Issuer Name and Ticker or                    6.  Relationship of Reporting Persons to Issuer
    Reporting Person*                 Trading Symbol                                   (Check all applicable)

O'Hara      Stephen      M.       Specialty Catalog Corp. (CTLG)                          [_] Director        [_]  10% Owner
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(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for              X  Officer (give        Other (specify
                                      Security Number of       Month/Year                ___         title    ___ below)
21 Bristol Drive                      Reporting Person                                               below)
                                      (Voluntary)            December, 1998              Formerly President and Secretary
--------------------------------                            ----------------------       --------------------------------
        (Street)                           ___              5.  If Amendment,            7.  Individual or Joint/Group Filing
                                                                Date of Original             (Check Applicable Law)
                                                                (Month/Year)                 X  Form filed by One Reporting Person
                                                                                            ---
South Easton  MA 02375                                         -December, 1998-             ___ Form filed by More than One
                                                                                                Reporting Person
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(City)        (State)    (Zip)          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code                                        Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        (D)           Ownership
                                   (Month/   -------------------------------------------    End of Month    Direct or-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       (I) Indirect
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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Common Stock, $0.01 par value
per share                         12/28/98    M           182,773        A      $0.3072
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Common Stock, $0.01 par value
per share                         12/28/98    F            57.788        D      $2.875         215,885          D
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

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
 FORM 4 (CONTINUED)                TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative       2. Conver-     3.Trans-   4. Trans-      5.  Number of      6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)          sion or       action      action          Derivative        cisable and       Underlying Securities
                                 Exercise      Date        Code            Securities        Expiration        (Instr. 3 and 4)
                                 Price of      (Month/     (Instr. 8)      Acquired (A)      Date (Month/
                                 Deri-         Day/                        or Disposed       Day/Year)
                                 vative        Year)                       of (D) (Instr.  ----------------------------------------
                                 Security                                  3, 4, and 5)   Date       Expira-               Amount or
                                                        --------------------------------  Exer-      tion       Title      Number of
                                                         Code    V       (A)    (D)       cisable    Date                  Shares
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Employee Option to                                                                                              Common
Purchase Common Stock            $0.3072      12/28/98    M                    182,773   10/17/86  11/30/04     Stock      182,773
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
1.  Title of Derivative       8. Price            9. Number                10. Ownership            11. Nature of
    Security (Instr. 3)          of                  of                        Form of                  Indirect
                                 Deri-               Deri-                     Derivative               Beneficial
                                 vative              vative                    Security:                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Month              (Instr. 4)
                                                     (Instr. 4)
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Employee Option to
Purchase Common Stock                                   -0-                       D
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
Explanation of Responses:



                                     /s/ Stephen M. O'Hara                February 9, 1999
** Intentional misstatements or      -------------------------------      ----------------
   omissions of facts constitute     **Signature of Attorney-in-Fact            Date
   Federal Criminal Violations.        for Reporting Person
   See 18 U.S.C. 1001 and
   15 U.S.C. 7811(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
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                                                                 SEC 1474 (8-92)